Exhibit 99.3

Welcome to Synchronoss 3.0 Intralinks Acquisition Overview and Activation Divestiture December 6, 2016 1 © 2016 Synchronoss, Inc. All Rights Reserved

Safe Harbor. Forward-Looking Statements This presentation contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include, among others, statements regarding acquisition synergies and benefits to the parties to the proposed acquisition, the growth of the market and demand for the parties’ offerings, growth opportunities, the closing of the debt financing and acquisition and impact of such transactions. Although Synchronoss attempts to be accurate in making forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. Important factors that could cause results to differ materially from the statements herein include the following: general economic risks; execution risks with acquisitions; closing conditions; risks associated with sales not materializing based on a change in circumstances; disruption to sales following acquisitions; increasing competitiveness in the enterprise and mobile solutions market; ability to retain key personnel following the acquisition; the dynamic nature of the markets in which the companies operate; specific economic risks in different geographies, and among different customer segments; changes in foreign currency exchange rates; uncertainty regarding increased business and renewals from existing customers; uncertainties around continued success in sales growth and market share gains; failure to convert sales pipeline into final sales; risks associated with successful implementation of multiple integrated software products and other product functionality risks; execution risks around new product development and introductions and innovation; product defects; unexpected costs, assumption of unknown liabilities and increased costs for any reason; litigation and disputes and the potential cost, distraction and damage to sales and reputation caused thereby; market acceptance of new products and services; the ability to attract and retain personnel; changes in strategy; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organizations; technological changes that make our products and services less competitive; risks associated with the adoption of, and demand for, our model in general and by specific customer segments; competition and pricing pressure; and the other risk factors set forth from time to time in Synchronoss’ most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and our other filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from Synchronoss’ investor relations department. All forward-looking statements herein reflect Synchronoss’ opinions only as of the date of this release, and Synchronoss undertakes no obligation, and expressly disclaim any obligation, to update forward-looking statements herein in light of new information or future events. 2 © 2016 Synchronoss, Inc. All Rights Reserved .

Strategic Transformation

Synchronoss

1 Focus on Core Assets

Synchronoss

- Cloud
- Messaging
- Analytics
- Identity
- Enterprise Mobility

High Growth, Software Platform

+

2 Acquire Intralinks

INTRA LINKS

Secure Enterprise Cloud Collaboration Platform

Global 3,000+ Enterprise Customers

−

3 Divest SNCR's Activation Business

Activation

Lower Growth + Margin Services

=

4 SNCR 3.0

- Global Enterprise, Software Focus
- Lower Customer Concentration
- High Growth + Margin

3

© 2016 Synchronoss, Inc. All Rights Reserved

Intralinks at a Glance

Synchronoss

at a glance

- Recognized leader in secure enterprise cloud collaboration software
- Used by 99% of the Fortune 1000
- ~$300 million in LTM revenue and ~$50 million in pre-synergies EBITDA

LEGACY INTRALINKS	NEW INTRALINKS
Virtual Data Rooms	**Secure Enterprise Cloud Collaboration Platform**
• For M&A and Debt deals • Shorter-term, transactional use cases	• VIA solution for team collaboration, content sharing, and content workflow • Strategic, LOB sale • 1 – 3 year contracts; high retention • Enterprise – 40% of LTM revenue; strong bookings growth

4

© 2016 Synchronoss, Inc. All Rights Reserved

Intralinks Acquisition Rationale Superior leadership and acceleration in the enterprise market Combined Platform expands global projected TAM of $12.5B by 2020 Technology platform for secure workflow and collaboration Global Direct Sales Force Results in >$40M in synergies across the combined entities Source: IDC 5 © 2016 Synchronoss, Inc. All Rights Reserved

Summary of Intralinks Acquisition 6 © 2016 Synchronoss, Inc. All Rights Reserved $13.00 per share for Intralinks in cash; Equity value of approximately $821 million Intralinks acquisition expected to be funded by cash and $900 million new term loan Substantial annual operating cash flow over $200 million on a full run rate basis drives rapid de-levering Tender offer to be commenced; transaction expected to close in late first quarter 2017 This transaction has been approved by both Board of Directors Closing subject to customary closing conditions, including regulatory approval

SNCR + Intralinks Combine to Create a Unique Secure Enterprise Cloud Collaboration Platform Secure Enterprise Cloud Collaboration Platform Cloud Public | Hybrid | Private 7 © 2016 Synchronoss, Inc. All Rights Reserved

Enables High-Value Industry Use Cases 8 © 2016 Synchronoss, Inc. All Rights Reserved Life Sciences Financial Services Benefits for Life Sciences/Pharma Benefits for Financial Services/Investment Banking BenefitsBenefits Risk-based Access Control Secure Ecosystem Access to Proprietary Systems & Data Protects and Tracks IP Secure Communications Strong Credentials / Digital Signing Secure Application Integration Any Device Deal-Centric Workflow On Demand Solution

Targeting Industries and Vertical Use Cases while Expanding Distribution Channels

Synchronoss

INTRALINKS		Synchronoss				
Direct	+	Direct	Carrier	verizon	Goldman Sachs	ISVs & SIs

INTRALINKS

- Global coverage
- 3,000+ customers
- 150+ direct sellers
- Mature demand generation team

Synchronoss

- Global coverage
- Massive indirect global Carrier channel
- Major Japan carrier presence growing
- Access to [3.5] billion global consumers
- Partnerships with Goldman Sachs, Verizon and others to attack global enterprise opportunity

Go-to-market targeting global Industries



Fin. Serv. | Life Sciences | Healthcare | Legal | Pro Services | Energy | Hi-Tech | Public Sector

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© 2016 Synchronoss, Inc. All Rights Reserved

Large Addressable Market for Enterprise Collaboration and Mobility Software $37 Bn 2016 Total Market Source: IDC 2020 Total Market 10 © 2016 Synchronoss, Inc. All Rights Reserved 17% CAGR $20 Bn Markets Addressed Collaboration & Enterprise Social Enterprise Content Management Enterprise Mobile management File Sync and Share Governance, Risk, and Compliance Virtual Data Rooms Managed File Transfer

Enterprise Cross-Sell Opportunities go-to-market computing (more efficient CapEx) 11 © 2016 Synchronoss, Inc. All Rights Reserved What SNCR Brings to Intralinks  Powerful secure mobility and Identity platforms  200 million cloud users to cross-sell IL collaboration products  Ubiquitous carrier distribution  Major enterprise partners in Goldman Sachs and Verizon to expand enterprise  Expertise in scalable virtualized cloud  Major Asia / Japan market presence What Intralinks Brings to SNCR  Enterprise secure collaboration platform  Over 3,000 enterprise customers to cross-sell SNCR enterprise product offerings  Recognized enterprise brand and go-to-market expertise  Highly recurring, enterprise SaaS revenue  Addressable market expansion for enterprise  Strong European / international presence

Activation Business Divestiture Overview partner already providing Activation services to AT&T Terms Stub Activation 12 © 2016 Synchronoss, Inc. All Rights Reserved  Ongoing initiatives to sell the remaining “stub activation” assets  Cost cutting initiatives associated with the activation divestiture completed by end of 4Q  Divests lower growth and margin segment Impact to Shifts revenue mix away from legacy activation to cloud, enterprise, and software driven model Synchronoss AT&T customer concentration no longer an issue  AT&T still a major strategic partner on both cloud and analytics  $146 million purchase price  Sequential will own 70% of this piece of our activation business Buyer Privately held Sequential Technology International (STI), a BPO services provider, and SNCR

Intralinks Accelerates Key Strategic Objectives

Synchronoss

	Yesterday	Today – SNCR 3.0
Revenue concentration for VZ and AT&T	~70%	~35% *
Software mix	Significant services component	Primarily software
International revenue mix	12%	25%+
Enterprise revenue mix	~$10M	~$350M+ of diversified enterprise SaaS revenue (40%+ of company revenue)
Operating model Gross Margin Op Margin	 60% - 61% 24% - 26%	 70%+ 30%+
****Carrier/ Enterprise Revenue Mix**		

*Projected based on current forecasts
**Blue-Carrier; Gray-Enterprise

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© 2016 Synchronoss, Inc. All Rights Reserved

Accelerating Our Strategy Synchronoss Key Objectives from June 2016 Analyst Day Revenue Diversification International Revenue Enterprise Revenue <50% Grow key accounts, diversify revenue 25% International to be one quarter of total revenue $100M+ Enterprise revenue to grow diverse Saas business 14 © 2016 Synchronoss, Inc. All Rights Reserved The Path to $1B in annual Revenue for 2018

2017 SNCR 3.0 Guidance-Initial View 15 © 2016 Synchronoss, Inc. All Rights Reserved Non-GAAPFY 2017 Total Revenue$810m - $820m Cloud Revenue$520m Enterprise Revenue$290m – $300m Gross Margin70% - 71% Operating Income26% - 27% Pro Forma EPS$2.45 - $2.60

Additional Information. In connection with the proposed acquisition of Intralinks, Synchronoss will commence a tender offer for the outstanding shares of Intralinks. The tender offer has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Intralinks, nor is it a substitute for the tender offer materials that Synchronoss and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender is commenced, Synchronoss and its acquisition subsidiary will file tender offer materials on Schedule TO, and Intralinks will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement will contain important information. Holders of shares of Intralinks are urged to read these documents when they become available because they will contain important information that holders of Intralinks securities should consider before making any decision regarding tendering their securities. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Intralinks at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov. 16 © 2016 Synchronoss, Inc. All Rights Reserved